Exhibit 23



                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-44835) on Form S-8 of US Airways Group, Inc. of our report dated June 11, 1999, relating to the statements of net assets available for plan benefits of the US Airways, Inc. Employee Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1998 annual report on Form 11-K of the US Airways, Inc. Employee Savings Plan.


                                                  KPMG LLP

Washington, D.C.
June 25, 1999






























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